Exhibit 12


                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

 Computation of Ratios of Earnings to Fixed Charges and Preferred Distributions
                          (in thousands, except ratios)



                                                Six Months Ended June 30
                                                ------------------------
                                                   1998         1997
                                                   ----         ----



Net Earnings from Continuing Operations          $ 46,282     $ 45,754
  Add back:
    Fixed charges                                  75,525       59,255
    Amortization of previously
     capitalized interest (1)                       1,238          953
    Equity in net income in excess of
     distributions of less than 50% owned
     Unconsolidated Joint Ventures                   (957)           0

  Deduct:
    Capitalized interest (1)                       (8,014)      (7,167)
                                                 --------     --------
      Earnings Available for Fixed Charges
       and Preferred Distributions               $114,074     $ 98,795
                                                 ========     ========

Fixed Charges
  Mortgage notes and other                       $ 44,586     $ 34,614
  Capitalized interest                              7,456        4,337
  Interest portion of rent expense                  3,518        3,749
  Proportionate share of Unconsolidated
   Joint Ventures' fixed charges                   19,965       16,555
                                                 --------     --------
     Total Fixed Charges                         $ 75,525     $ 59,255
                                                 ========     ========

Preferred Distributions                             8,300
                                                 --------     --------
  Total Fixed Charges and Preferred
    Distributions                                $ 83,825     $ 59,255
                                                 ========     ========

Ratio of Earnings to Fixed Charges
 and Preferred Distributions                          1.4          1.7



-----------------
(1)  Amounts   include  TRG's  pro  rata  share  of  capitalized   interest  and
     amortization of previously capitalized interest of the Unconsolidated Joint Ventures.